EX-99.23(j)

Consent of Independent Registered Public Accounting Firm

The Board of Managers

JNL Variable Fund LLC:

We consent to the use of our report dated February 17, 2006 incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in Part A and “Registered Independent Public Accounting Firm” in Part B of the Registration Statement.

KPMG LLP

Chicago, Illinois

April 10, 2006